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                                                                    EXHIBIT 12.1



                            HARVARD INDUSTRIES  INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                          DIVIDENDS ON PREFERRED STOCK
                           (In thousands of dollars)

                                                                       Three months ended      Nine months ended
                                                                            June 30,                June 30,
                                                                     ----------------------  ----------------------
                                                                         1996        1995        1996        1995
                                                                     ----------  ----------  ----------  ----------
Pre-tax income (loss)........................................        $  (10,345) $    8,633  $  (31,582) $   22,533
Add: Fixed charges...........................................            11,152       4,073      31,981      12,154
                                                                     ----------  ----------  ----------  ----------
Income as adjusted...........................................        $      807  $   12,706  $      399  $   34,687
                                                                     ==========  ==========  ==========  ==========
Fixed charges:
    Interest on indebtedness.................................        $   10,918  $    3,917  $   31,279  $   11,686
    Portion of rents representative of the interest factor...               234         156         702         468
                                                                     ----------  ----------  ----------  ----------
    Fixed charges............................................            11,152       4,073      31,981      12,154
Dividends on preferred stock and accretion...................             3,711       4,018      11,133      11,551
                                                                     ----------  ----------  ----------  ----------
Fixed charges and dividends on preferred stock...............        $   14,863  $    8,091  $   43,114  $   23,705
                                                                     ==========  ==========  ==========  ==========
Ratio of earnings over fixed charges and dividends
    on preferred stock ......................................                          1.57x                   1.46x
                                                                                 ==========              ==========
Deficiency of earnings over fixed charges  and
    dividends on preferred stock.............................        $  (14,056)             $  (42,715)
                                                                     ==========              ==========